UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 8, 2006

Intermec, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13279	95-4647021
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

6001 36th Avenue West Everett, Washington www.intermec.com		98203-1264
(Address of principal executive offices and internet site)		(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02               Results of Operations and Financial Conditions

Intermec, Inc. (the “Company”) is filing this amendment to its Current Report on Form 8-K dated February 8, 2006, to report adjustments to earnings from discontinued operations, net of tax, and net earnings for the fourth quarter and fiscal year ended December 31, 2005.

The press release issued by the Company on February 8, 2006, and attached as an exhibit to the Current Report on Form 8-K filed the same day reflects the Company’s former Industrial Automation Systems (“IAS”) business as discontinued operations. Based on the Company’s further analysis related to the sale during the fourth quarter of Landis Grinding Systems, which constituted a portion of the IAS business in 2005, the Company decreased the related gain on sale by approximately $2.9 million compared to the preliminary statements of operations included in the February 8, 2006 press release. This adjustment reduced earnings from discontinued operations, net of tax, by $0.04 per diluted share, to $0.45 and $0.34 per diluted share for the fourth quarter and fiscal year ended December 31, 2005, respectively. The adjustment also reduced earnings per share by $0.04 per diluted share, to $0.65 and $0.98 per diluted share for the fourth quarter and fiscal year ended December 31, 2005, respectively.

Certain other amounts have been reclassified in the revised consolidated balance sheets to conform with the 2005 presentation the Company expects to reflect in its 2005 consolidated financial statements to be filed with its annual report on Form 10-K.

Attached as Exhibit 99.1 are the Company’s revised preliminary Consolidated Statements of Operations for the three months and fiscal years ended December 31, 2005, and 2004, and the revised preliminary Consolidated Balance Sheets for the years ended December 31, 2005, and 2004. These financial statements are presented in formats consistent with those in the press release attached as an exhibit to the original Current Report on Form 8-K.

Item 9.01               Financial Statements and Exhibits.

(d)  Exhibits

The following exhibit is furnished as part of this report:

Exhibit
Number	Description
99.1	Revised Consolidated Statements of Operations (Preliminary) and Revised Consolidated Balance Sheets (Preliminary).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intermec, Inc.
(Registrant)

Date: March 15, 2006	By:	/s/	Janis L. Harwell
Janis L. Harwell
Senior Vice President, General
Counsel and Corporate
Secretary